Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report, dated October 28, 2019, with respect to the financial statement of Hartford Schroders Opportunistic Income Fund as of September 3, 2019 in Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-232663) of Hartford Schroders Opportunistic Income Fund for the registration of 12,500,000 of its common shares of beneficial interest.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

January 10, 2020